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                                                                    EXHIBIT 23.4




To the Board of Directors and Shareholders of Applied Digital Solutions, Inc.


     Our audits of the consolidated financial statements referred to in our report dated February 24, 1998 appearing in the 1999 Annual Report to Shareholders of Applied Digital Solutions, Inc. (formerly Applied Cellular Technology, Inc.) (which report and consolidated financial statements are included in this Annual Report on Form 10-K) also included an audit of the financial statement schedules listed in Item 14(a)(2) of this Form 10-K. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


Rubin, Brown, Gornstein & Co., LLP
St. Louis, MO
February 24, 1998